Exhibit 10.1

                              SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is entered into this 10th day of December, 2003, by and between Nutrastar, Inc., a Nevada corporation ("Nutrastar") and Patricia McPeak ("McPeak") (collectively referred to as the "Nutrastar Defendants"), on one hand, and Faraday Financial, Inc., a Delaware corporation ("Faraday"), on the other hand.

                                    RECITALS

         A. On July 16, 2002, Faraday filed an action against, among others, the Nutrastar Defendants in the Third Judicial District Court, for Salt Lake County, State of Utah, Case No. 020906477 (the "Lawsuit"), which sought money damages for alleged breaches of contract, unjust enrichment and conversion;

         B. On January 3, 2003, the Nutrastar Defendants filed their Answer and Counterclaim (the "Counterclaim"), asserting numerous affirmative defenses and seeking the recision of various of the parties' agreements;

         C. Faraday and the Nutrastar Defendants wish to resolve finally the respective claims and defenses in the Lawsuit and Counterclaim.

         NOW, THEREFORE, IN CONSIDERATION of the foregoing covenants, promises, and releases set forth herein, the parties hereto agree as follows:

         1. Faraday's Release and Discharge. Subject to the provisions of
Section 4, and in consideration of the payments set forth in Section 3, Faraday, on behalf of itself and its respective past, present and future insurers, assignees, subrogees, affiliates, subsidiaries, parent persons or entities, partners, limited partners, joint venturers, members, managers, shareholders, directors, officers, employees, employers, trustors, trustees, beneficiaries, loan participants, agents, fiduciaries, and attorneys does hereby fully and irrevocably release, acquit and forever discharge the Nutrastar Defendants, together with all of the Nutrastar Defendants' past, present, and future insurers, assignees, subrogees, shareholders, directors, officers, employees, employers, trustors, trustees, beneficiaries, agents, fiduciaries, and attorneys and each of them who might be liable or claim to be liable, none of whom admit liability, but all of whom expressly deny liability, of any form any and all past, present, or future claims, demands, debts, contracts, actions, or causes of action, suits, or causes of suit, of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, and in whatever legal theory or form, which Faraday now has, claims to have, or has at any time heretofore had, or claims to have had, arising from, by reason of, or in any way connected with any transaction, agreement, contract, act, or omission, whatsoever, pertaining to the Lawsuit or Counterclaim. However, if the terms and conditions of Section 4 are not satisfied, the release and discharge provided for in this Section shall be null and void.

         2. Nutrastar's Release and Discharge. Subject to the provisions of
Section 4, and in consideration of the payments set forth in Section 3, the Nutrastar Defendants, on behalf of themselves and their respective past, present and future insurers, assignees, subrogees, affiliates, subsidiaries, parent persons or entities, partners, limited partners, joint venturers, members, managers, shareholders, directors, officers, employees, employers, trustors, trustees, beneficiaries, loan participants, agents, fiduciaries, and attorneys do hereby fully and irrevocably release, acquit and forever discharge Faraday, together with all of Faraday's past, present, and future insurers, assignees, subrogees, shareholders, directors, officers, employees, employers, trustors, trustees, beneficiaries, agents, fiduciaries, and attorneys and each of them who might be liable or claim to be liable, none of whom admit liability, but all of whom expressly deny liability, of any form any and all past, present, or future claims, demands, debts, contracts, actions, or causes of action, suits, or causes of suit, of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, and in whatever legal theory or form, which the Nutrastar Defendants now have, claim to have, or have at anytime heretofore had, or claim to have had, arising from, by reason of, or in any way connected with any transaction, agreement, contract, act, or omission, whatsoever, pertaining

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to the Lawsuit or Counterclaim. However, if the terms and conditions of Section
4 are not satisfied, the release and discharge provided for in this Section shall be null and void.

         3. Payments. In consideration of the mutual releases set forth above, Faraday and the Nutrastar Defendants agree as follows:

         a. On September 18, 2003, Faraday converted its existing 735,730 preferred shares of Nutrastar stock to 735,730 shares of Nutrastar common stock; and

         b. On September 18, 2003, Nutrastar paid to Faraday its deferred dividends as of September 18, 2003, in the total amount of $90,127.00 in the form of restricted common stock based on a per share price of $.075 per share for a total of 1,201,692 Nutrastar common shares.

         4. Guarantee. Nutrastar covenants, agrees, and guaranties that in the event Faraday, after the expiration of twelve (12) months from the execution of this Agreement, is unable to realize $551,797.00 plus any legal fee's Faraday incurred as of the date of this agreement (approximately $9,800.00 dollars) through the sale of its Nutrastar common stock obtained by Faraday through
Section 3 of this Agreement, along with the Nutrastar common stock already in the possession of Faraday (approximately an additional 1 million shares to be verified with Faraday), that Nutrastar shall have 90 days from the date that Faraday demonstrates that through its best efforts it has not bee able to realize $551,797.00 plus any legal fee's Faraday incurred as of the date of this agreement (approximately $9,800.00 dollars)through the sale of its Nutrastar common stock to transfer to Faraday additional Nutrastar common shares to make up any deficiency between the actual sales price obtained by Faraday after Faraday has sold all of its Nutrastar shares and the amount of $551,797.00 plus any legal fee's Faraday incurred as of the date of this agreement (approximately $9,800.00 dollars). Should Faraday choose not to sell any portion of its common stock during the twelve month period, the value of any such common stock still remaining shall be credited against outstanding balance remaining of the original $551,797.00. Furthermore, should the value of the common stock exceed the $551,797.00, Faraday shall be entitled to keep the excess. Faraday further agrees that it will use its best efforts to obtain the highest selling price for its Nutrastar shares. In the event that Nutrastar fails in the time allowed to provide Faraday with sufficient shares of Nutrastar common stock to satisfy the $551,797.00, Faraday reserves the right to lift the stay of this lawsuit described in Section 5 and to seek to collect the deficiency between the amounts actually obtained by Faraday through the sale of all of its Nutrastar stock and the amount of $551,797.00.

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         5. Stay of Proceedings and Dismissal with Prejudice. Concurrently with the execution of this Agreement, counsel for Faraday and counsel for the Nutrastar Defendants shall file with the Court a joint stipulated motion to stay all proceedings. Furthermore, Faraday and the Nutrastar Defendants agree that if within the time period provided in Section 4, the value of Faraday's common stock meets or exceeds $551,797.00 or notwithstanding the valve of Faraday's Nutrastar stock, Faraday has not attempted to lift the stay of the lawsuit within 18 months after the execution of this Agreement that counsel for Faraday and the Nutrastar Defendants shall deliver to the other an executed stipulation for dismissal with prejudice of the Complaint and Counterclaim. Faraday hereby authorizes counsel for the Nutrastar Defendants to file said stipulation for dismissal with the Court.

         6. Miscellaneous.

         7. Amendment and Waiver. No amendment or waiver of any provisions of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance or for the specific purpose for which it is given.

         8. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns.

         9. Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and shall supersede all other agreements and understandings between the parties. Other than this Agreement, there are no other agreements, statements, representations, and/or warranties, oral or otherwise, upon which any of the other parties hereto are relying.

         10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. The parties agree that any dispute arising from this Agreement shall be litigated in courts located in Salt Lake County, Utah.

         11. Headings. This section and other headings contained in this Agreement are for purposes of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

         12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Facsimile signatures shall be deemed to be originals.

         13. Attorney's Fees. In the event of breach of this Agreement, the party found at fault hereby agrees to pay the costs and reasonable attorney's fees incurred in the enforcement thereof.

         14. Incorporated Documents. All exhibits, attachments, and other documents to be delivered by parties hereto concurrently herewith are hereby incorporated in this Agreement by this reference.

                                      NUTRASTAR, INC., a Nevada corporation


                                      By: /s/ Patricia McPeak
                                         ---------------------------------------
                                         Its:


                                       /s/ Patricia McPeak
                                      ------------------------------------------
                                      PATRICIA McPEAK


                                      FARADAY FINANCIAL, INC.,
                                      a Delaware corporation


                                      By:  /s/ Frank  J. Gillen
                                         ---------------------------------------
                                         Its: President

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